Exhibit 99.1

Barfresh Provides Second Quarter 2024 Results and Business Update

Revenue of $1.5 Million and Gross Margins of 35% for Second Quarter 2024

Third Quarter 2024 Revenue and Orders Already at Over $2.2 Million, Up 40% Year-over-Year, with Company on Track for Record Quarterly Revenue and Positive Adjusted EBITDA

Company Has Recently Secured Three New Co-Manufacturing Locations, Boosting Production Capacity to Over 120 Million Units Annually, a 400% Increase

Expanded Product Portfolio with Recent Launch of 100% Juice Freeze Pops in Education Channel, Poised to Significantly Increase Channel Revenue

Company Expects to Achieve Record Annual Revenue in Fiscal Year 2024 and Year-over-Year Margin Improvement, Propelled by Increased Production Capacity and Accelerated Customer Wins

LOS ANGELES, August 14, 2024 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the second quarter ended June 30, 2024.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “During the first six months of this year we have made tremendous improvements in all areas of our business. Our recent infrastructure investments have us well positioned to achieve record quarterly revenue results in our third quarter and record annual revenue results while also driving margin improvement. The recent investments include expanding our co-manufacturing capacity by 400%, expanding our product line with a new offering that has the potential to be as big as of all of our other products combined, significantly increasing the number of school customers, and extending our sales reach to cover over 95% of the country – all while bringing on top talent to our leadership team. These investments are not just about this year’s results; they are about building a company that is primed for sustained, long-term growth. The infrastructure we’ve put in place thus far is the launchpad for our next phase of growth. As we look ahead, I’m energized by the opportunities before us and confident in our ability to deliver substantial value to our customers and shareholders alike.”

Second Quarter of 2024 Financial Results

Revenue for the second quarter of 2024 was $1.46 million, compared to $1.51 million in the second quarter of 2023. Revenue in 2024 benefitted from increased capacity in carton production and improvements in bulk sales. Revenue in 2023 was positively impacted by adjustments to estimated credits related to our legal dispute. Excluding such adjustments, revenue increased by 6% year-over-year. Gross margins for the second quarter of 2024 were 34.8%, compared to 31.4% for the second quarter of 2023. The improvement in gross margins is a result of favorable product mix, pricing actions, and a slight improvement in the cost of supply chain components.

Selling, marketing and distribution expenses for the second quarter of 2024 decreased 7% to $583,000, or 40% of revenue, compared to $625,000, or 41% of revenue, for the second quarter of 2023. G&A expenses in the second quarter of 2024 were $871,000 compared to $493,000 in the second quarter of 2023. The increase in G&A was due to a number of factors including recruiting fees to broaden the capabilities of the Company’s management team, a non-cash shift to stock-based compensation and the non-recurrence of recognizing Employee Retention Tax Credit benefits in 2023.

Net loss in the second quarter of 2024 was $1.0 million, as compared to a loss of $742,000 in the second quarter of 2023. The increase is a result of a shift to stock-based compensation, recruiting expense, and the non-recurrence of tax benefits in 2023.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, and other non-recurring costs such as those associated with the product withdrawal, the related dispute, and certain manufacturing relocation costs in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was approximately a loss of $682,000 for the second quarter of 2024, compared to a loss of approximately $617,000 for the second quarter of 2023. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Net loss	$(1,011,000)	$(742,000)	$(1,460,000)	$(1,647,000)

Depreciation and amortization	72,000	102,000	146,000	205,000
Interest expense	6,000	-	10,000	-
EBITDA	(933,000)	(640,000)	(1,304,000)	(1,442,000)

Stock based compensation, employees and board of directors	214,000	(17,000)	517,000	190,000
Operating expense related to withdrawn product and related dispute (1)	32,000	40,000	108,000	92,000
Manufacturing relocation (2)	5,000	-	50,000	-
Adjusted EBITDA	$(682,000)	$(617,000)	$(629,000)	$(1,160,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2023 and 2024 primarily includes legal expense incurred with respect to the dispute.

(2) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

Balance Sheet

As of June 30, 2024, the Company had approximately $383,000 of cash, and approximately $1.5 million of inventory on its balance sheet. In the first half of the year, the Company deployed a significant amount of cash to build up inventory in preparation for its seasonally high third quarter. This decision was made as the Company continued to work to secure additional production capacity to meet anticipated demand. Given that this additional capacity has been secured and production is set to commence, the Company expects its cash burn to normalize in the second half of the year. In August 2024, the Company secured a $1.5 million receivables financing facility with a one-year term that renews annually and is secured by accounts receivable and inventory. This provides the Company with extra coverage to fund inventory should it need to flex up production further. This proactive approach ensures the Company has the flexibility to respond quickly to market demands while maintaining a strong financial position. In addition, the Company also received non-recourse litigation financing to allow vigorous pursuit of its legal complaint without further expense to the company.

Commentary and Outlook for 2024

The Company continues to expect to achieve record fiscal year revenue for fiscal year 2024.

The Company continues to expect to achieve higher gross profit in 2024 compared to 2023 with gross profit margins for 2024 expected to be in the high 30’s.

The Company expects positive adjusted EBITDA in the second half of fiscal year 2024.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, as the parties were once again unable to come to an agreement, Barfresh re-filed the complaint in California State Court in August 2023 and the case continues to progress through the court system. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, August 14, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, August 28, 2024. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13747368. Interested parties may also listen to a simultaneous webcast of the conference call by clicking here or logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com